Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTI FICATE OF INCORPORATION

OF

THE TRU SHRIMP COMPANY

a Delaware corporation

The tru Shrimp Company (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.           The name of the Corporation is The tru Shrimp Company. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 23, 2017.

B.           This First Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and amends and restates the provisions of the Corporation's Certificate of Incorporation.

C.           The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is The tru Shrimp Company (the "Corporation").

SECOND: The registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: Capital Stock

A.           AUTHORIZ ATION, CLASSES AND SHARES

The aggregate number of shares the Corporation has authority to issue is Fifty Million (50,000,000) shares, par value of $0.00l per share. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shar es of Common Stock that the Corporation shall have authority to issue is forty-Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine (49,999,999) shares of Common Stock, with a par value of $0.001 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is One (1) share of Preferred Stock, par value of $0.001 per share.

The Board of Directors is further authorized, subject to the limitations prescribed by law, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series of Preferred Stock and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (hut not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which is fixed by it, subsequent to the issuance of shares then outstanding, subject to the powers, preferences and right , and the qualifications, limitations and restrictions thereof stated in this First Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the vote of a majority of the outstanding shares of stock entitled to vote thereon, and no separate class vote of either the Common Stock or the Preferred Stock shall be required to effect any such amendment, except as specifically provided in this First Amended and Restated Certificate of Incorporation.

B.           COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, preferences and privileges of the holders of Preferred Stock set forth herein.

2.    Voting. Subject to the rights of any holders of any series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

C.           PREFERRED STOCK

One (1) share of the authorized but unissued shares of Preferred Stock is hereby designated as the "Series X Preferred Stock," with the following rights, preferences, powers, privileges and limitations. Unless otherwise indicated, references to "sections" or "subsections" refer to sections or subsections of this Section C of Article FOURTH.

1.	Dividends. The Series X Preferred Stock shall not receive dividends.

2.     Liquidation. In the event of a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series X Preferred Stock shall share in the proceeds of such event with the holders of the Common Stock on an as-converted basis,

3.	Voting.

3.1     General.On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the Series X Preferred Stock shall vote on as-converted basis.

3.2     Voting for Directors.The holder of record of the Series X Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the "Series X Directors"). Any director elected as provided in the preceding sentence may be removed with or without cause by, and only by, the affirmative vote of the holder of the Series X Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series X Preferred Stock voting on an as-converted basis), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. If a vacancy on the Board occurs due to the resignation, removal or other reason, of a Series X Director, that vacancy may only be filled by the remaining Series X Director or by the Series X Preferred Stock holder, as applicable.

4.            Series X Preferred Stock Protective Provisions.At any time when the Series X Preferred Stock is issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this First Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holder of the Series X Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.1    terminate or otherwise reduce the duties of the Chief Executive Officer or hire a new Chief Executive Officer;

4.2    amend, alter or repeal any provision of this First Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series X Preferred Stock;

4.3    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series X Preferred Stock with respect to voting, distribution of assets on the liquidation, dissolution or winding up of the Corporation, payment of dividends and rights of redemption;

4.4    increase the authorized number of shares of Series X Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;

4.5    issue any capital stock of the Corporation, except for issuance of shares of Common Stock upon exercise of securities issuable pursuant to an equity incentive plan that has been duly approved by the Board of Directors.

4.6    reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series X Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series X Preferred Stock in respect of any such right, preference, or privilege, or reclassify, alter or amend any existing security of the Corporation that is junior to the Series X Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior lo or pari passu with the Series X Preferred Stock in respect of any such right, preference or privilege;

4.7    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

4.8    create, or authorize the creation of, or issue, or authorize the issuance of any security that is convertible into, exercisable for, or exchangeable for capital stock of the Corporation, or approve any plans that would do so;

4.9    Increase or decrease the authorized number of directors constituting the Board of Directors

4.10    liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

4.11    effect a merger of the Corporation with any entity, or any reorganization, recapitalization or similar event with respect to the Corporation, or consent to any of the foregoing;

4.12    enter into a sale, lease, or other transfer of all or substantially all of the Corporation's assets, either in a single transaction or through a series of related transactions;

4.13    appoint, remove or change one or more of the Series X Directors;

4.14    file for voluntary bankruptcy of the Corporation, make an assignment for the benefit of creditors, or similar action under federal or state laws for the relief of debtors.

5.     Conversion. The Series X Preferred Stock is not convertible except as provided in this Section 5.

5.1     Conversion. The Series X Preferred Stock is convertible into one (1) share of Common Stock of the Corporation. as and when provided in this Section 5.

5.2     Mandatory Conversion on Change of Control. At the closing of a transaction constituting a Change of Control, the Series X Preferred Stock shall automatically convert into one (l) share of Common Stock. A "Change of Control" shall mean a consolidation or merger of the Corporation with or into any other corporation or corporations; a sale, conveyance or disposition of all or substantially all of the assets of the Corporation; or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of.

5.3     Mechanism. The Corporation shall notify the holder of the Series X Preferred Stock at least 15 days prior to the closing of the Change of Control event. Upon the closing of a Change of Control event, the Corporation promptly shall issue and deliver a certificate for the number of shares of Common Stock to which the Series X Preferred Stock holder shall be entitled. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificate evidencing such Series X Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

5.4     Reserve of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series X Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series X Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series X Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.     Redemption.The Series X Preferred stock is not redeemable.

FIFTH: Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept within or (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

SIXTH: The Corporation shall have perpetual existence.

SEVENTH: Except as specifically provided in Article FOURTH:

1.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this First Amended and restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation's Bylaws. The Corporation's Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation in accordance with the Bylaws. No Bylaw hereafter legally amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been amended, altered or repealed.

3.            Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

4.            No stockholder shall be permitted to cumulate votes al any election of directors.

5.            Subject to the rights of holders of the Series X Preferred Stock then outstanding to elect or appoint directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

6.            Except as specifically provided in Article FOURTH as to the Series X Directors, any director may be removed from the Board of Directors by the stockholders of the corporation only for cause, and in such ease only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors.

EIGHTH: Indemnification

1.            To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporations shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2.            The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

3.            The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

4.            Neither any amendment or repeal of any section of this Article EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior lo such amendment, repeal or adoption of an inconsistent provision.

NINETH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for broach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DCCL, the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said. Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the Corporation has caused this First Amended and Restated Certificate to be signed this 24th day of January 2019.

By:	/s/ Michael B. Ziebell
Michael Ziebell
President

[Signature Page to First Amended and Restated Certificate of Incorporation]

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

The trū Shrimp Company

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " First         " so that, as amended, said Article shall be and read as follows:

First: The name of the corporation is The trū Shrimp Companies, Inc. (the "Corporation")

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of January 2022.

By:	/s/ Michael B. Ziebell
Authorized Officer

Title:	CEO

Name:	Michael Ziebell
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